US Alliance Corporation
Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
Assets
Investments:
Available for sale fixed maturity securities (amortized cost: $10,318,164 and $8,310,159 as of December 31, 2016 and December 31, 2015, respectively)	$10,320,074	$8,131,119
Available for sale equity securities (cost: $4,905,953 and $3,525,705 as of December 31, 2016 and December 31, 2015, respectively)	5,143,504	3,604,268
Total investments	15,463,578	11,735,387

Cash and cash equivalents	3,145,745	2,466,526
Investment income due and accrued	100,713	78,540
Reinsurance related assets	31,390	21,444
Deferred acquisition costs, net	153,792	86,053
Property, equipment and software, net	244,849	283,582
Pre-paid expenses	3,474	123,162
Other assets	48,448	7,504
Total assets	$19,191,989	$14,802,198

Liabilities and Shareholders' Equity
Liabilities:
Policy liabilities
Deposit-type contracts	$3,398,170	$1,573,988
Policyholder benefit reserves	4,220,215	2,576,964
Advance premiums	121,944	69,573
Total policy liabilities	7,740,329	4,220,525

Accounts payable and accrued expenses	66,472	85,888
Other liabilities	4,205	4,992
Total liabilities	7,811,006	4,311,405

Shareholders' Equity:
Common stock, $0.10 par value. Authorized 9,000,000 shares; issued and outstanding 5,565,943 and 5,177,245 shares as of December 31, 2016 and 2015, respectively	556,595	517,725
Outstanding warrants	-	15,876
Common stock subscribed	-	13,799
Common stock subscription receivable	-	(827,952)
Additional paid-in capital	18,017,163	17,018,285
Accumulated deficit	(7,432,236)	(6,146,463)
Accumulated other comprehensive income (loss)	239,461	(100,477)
Total shareholders' equity	11,380,983	10,490,793

Total liabilities and shareholders' equity	$19,191,989	$14,802,198

See Notes to Consolidated Financial Statements.

F2

US Alliance Corporation
Consolidated Statements of Comprehensive Loss

	Years Ended December 31,
	2016	2015
Income:
Premium income	$5,948,978	$4,143,344
Net investment income	449,951	291,208
Net realized (loss) gain on sale of securities	100,378	(1,524)
Other income	87,566	34,101
Total income	6,586,873	4,467,129

Expenses:
Death claims	651,844	363,870
Policyholder benefits	3,207,074	2,166,113
Increase in policyholder reserves	1,440,737	1,214,695
Commissions, net of deferrals	457,671	361,943
Amortization of deferred acquisition costs	153,671	113,294
Salaries & benefits	752,534	683,383
Other operating expenses	1,209,115	901,208
Total expense	7,872,646	5,804,506

Net loss	$(1,285,773)	$(1,337,377)

Unrealized net holding (losses) gains arising during the period	440,316	(389,083)
Reclassification adjustment for loss (gains) included in net loss	(100,378)	1,524
Other comprehensive (loss) income	339,938	(387,559)

Comprehensive loss	$(945,835)	$(1,724,936)

Net loss per common share, basic and diluted	$(0.24)	$(0.30)

See Notes to Consolidated Financial Statements.

F3

US Alliance Corporation

Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2016 and 2015

	Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Outstanding Warrants	Common Stock Subscribed	Common Stock Subscription Receivable	Accumulated Other Comprehensive Income / (Loss)	Accumulated Deficit	Total
Balance, January 1, 2015	4,232,400	$423,240	$11,353,508	$25,324	$-	$-	$287,082	$(4,809,086)	$7,280,068
Common stock issued upon exercise of warrants, $6.00 per share	944,845	94,485	5,584,033	(9,448)	-	-	-	-	5,669,070
Costs associated with warrant exercise	-	-	(733,409)	-	-	-	-	-	(733,409)
Common stock subscribed	-	-	814,153	-	13,799	(827,952)	-	-	-
Other comprehensive loss	-	-	-	-	-	-	(387,559)	-	(387,559)
Net loss	-	-	-	-	-	-	-	(1,337,377)	(1,337,377)
Balance, December 31, 2015	5,177,245	$517,725	$17,018,285	$15,876	$13,799	$(827,952)	$(100,477)	$(6,146,463)	$10,490,793
Common stock issued upon exercise of warrants, $6.00 per share	372,003	37,200	2,210,694	(15,876)	-	-	-	-	2,232,018
Common stock issued, $7 per share	16,695	1,670	115,195	-	-	-	-	-	116,865
Costs associated with common stock issued	-	-	(512,858)	-	-	-	-	-	(512,858)
Common stock subscribed	-	-	(814,153)	-	(13,799)	827,952	-	-	-
Other comprehensive income	-	-	-	-	-	-	339,938	-	339,938
Net loss	-	-	-	-	-	-	-	(1,285,773)	(1,285,773)
Balance, December 31, 2016	5,565,943	$556,595	$18,017,163	$-	$-	$-	$239,461	$(7,432,236)	$11,380,983

See Notes to Consolidated Financial Statements.

F4

US Alliance Corporation
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(1,285,773)	$(1,337,377)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	38,733	29,790
Net realized (gains) losses on the sale of securities	(100,378)	1,524
Amortization of investment securities, net	22,014	18,596
Deferred acquisition costs capitalized	(221,410)	(146,539)
Deferred acquisition costs amortized	153,671	113,294
Interest credited on deposit type contracts	80,452	31,478
(Increase) decrease in operating assets:
Investment income due and accrued	(22,173)	(36,251)
Reinsurance related assets	(9,946)	(14,148)
Pre-paid expenses	119,688	(85,512)
Other assets	(40,944)	5,607
Increase (decrease) in operating liabilities:
Policyowner benefit reserves	1,643,251	1,245,220
Advance premiums	52,371	39,041
Other liabilities	(787)	3,674
Accounts payable and accrued expenses	(19,416)	46,876
Net cash provided by (used in) operating activities	409,353	(84,727)

Cash Flows from Investing Activities:
Available-for-sale securities
Purchase of fixed income investments	(3,028,015)	(3,173,315)
Purchase of equity investments	(1,955,888)	(1,814,947)
Proceeds from fixed income sales and repayments	1,003,308	783,123
Proceeds from equity sales and repayments	670,706	452,940
Purchase of property, equipment and software	-	(63,408)
Net cash (used in) investing activities	(3,309,889)	(3,815,607)

Cash Flows from Financing Activities:
Receipts on deposit-type contracts	1,989,833	910,817
Withdrawals on deposit-type contracts	(246,103)	(54,623)
Proceeds received from exercise of warrants, net of costs of issuance	1,836,025	4,935,661
Net cash provided by financing activities	3,579,755	5,791,855

Net increase in cash and cash equivalents	679,219	1,891,521

Cash and Cash Equivalents:
Beginning	2,466,526	575,005
Ending	$3,145,745	$2,466,526

See Notes to Consolidated Financial Statements.

F5

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.     Description of Business and Significant Accounting Policies

Description of business: US Alliance Corporation ("USAC") was formed as a Kansas corporation on April 24, 2009 to raise capital to form a new Kansas-based life insurance company. Our offices are located at 4123 SW Gage Center Drive, Suite 240, Topeka, Kansas 66604. Our telephone number is 785-228-0200 and our website address is www.usalliancecorporation.com.

Our three wholly-owned operating subsidiaries are: US Alliance Life and Security Company ("USALSC") formed June 9, 2011; US Alliance Marketing Corporation ("USAMC") formed April 23, 2012, to serve as a marketing resource; and US Alliance Investment Corporation ("USAIC") formed April 23, 2012 to serve as investment manager for USAC and USALSC.

We capitalized our subsidiaries with proceeds from intrastate public offering(s) registered by qualification with the office of Kansas Securities Commissioner.

USALSC received a Certificate of Authority from the Kansas Insurance Department ("KID") effective January 2, 2012, and sold its first insurance product on May 1, 2013.

Our single pay life products (which include our Legacy Juvenile and Thoughtful Pre-Need products) accounted for 85% of 2016 direct premium revenue. Our individual life products (which include our Sound and Solid Term Life and Pioneer Whole Life products) accounted for 9% of 2016 direct premium revenue. Our group products, which were introduced in March 2015, accounted for 6% of 2016 direct written premiums.

USALSC seeks opportunities to develop and market additional products.

Our business model also anticipates the acquisition by USAC and/or USALSC of other insurance and insurance related companies, including third-party administrators, marketing organizations, and rights to other blocks of insurance business through reinsurance or other transactions.

Basis of presentation: The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated from the consolidated financial statements.

Area of Operation: US Alliance Life and Security Company is authorized to operate in the states of Kansas, North Dakota and Missouri and has a pending expansion application on file with the State of Oklahoma.

Cash and cash equivalents: For purposes of the statement of cash flows, the Company considers demand deposits and highly liquid investments with original maturities of three months or less when purchased to be cash and cash equivalents. The Company maintains its cash balances in one financial institution located in Topeka, Kansas. The FDIC insures aggregate balances, including interest-bearing and noninterest-bearing accounts, of $250,000 per depositor per insured institution. The Company’s financial institution is a member of a network that participates in the Insured Cash Sweep (ICS) program. By participating in ICS, the Company’s deposits in excess of the insured limit are apportioned and placed in demand deposit accounts at other financial institutions in amounts under the insured limit. As a result, the Company can access insurance coverage from multiple financial institutions while working directly with one. The Company had no amounts uninsured as of December 31, 2016. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Property, equipment and software: Property, equipment and software are stated at cost less accumulated depreciation. Expenditures for additions and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to income currently. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.

F6

US Alliance Corporation

Notes to Consolidated Financial Statements

 Note 1.     Description of Business and Significant Accounting Policies (Continued)

Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Computer equipment is depreciated over no longer than a 5-year period. Furniture and equipment are depreciated over no longer than a 10-year period. Software is depreciated over no longer than a 10-year period. Major categories of depreciable assets and the respective book values as of December 31, 2016 and 2015 are represented below.

	Year ended	Year ended
	December 31,	December 31,
	2016	2015
Computer	$20,755	$20,755
Furniture and equipment	80,956	80,956
Software	257,500	257,500
Accumulated depreciation	(114,362)	(75,629)
Balance at end of period	$244,849	$283,582

Pre-paid expenses: The Company recognizes pre-paid expenses as the expenses are incurred. Pre-paid expenses consist of a multi-year computer service contract and systems consulting hours. Service contract expenses are charged straight line over the life of the contract. Systems consulting hours are charged as they are incurred on projects.

Investments: Investments in available-for-sale securities are carried in the consolidated financial statements at fair value with the net unrealized holding gains (losses) included in accumulated other comprehensive income. Bond premiums and discounts are amortized using the scientific-yield method over the term of the bonds.

Realized gains and losses on securities sold during the year are determined using the specific identification method and included in investment income. Investment income is recognized as earned.

Management has a policy and process in place to identify securities that could potentially have an impairment that is other-than-temporary. The assessment of whether impairments have occurred is based on a case-by-case evaluation of underlying reasons for the decline in fair value. We consider severity of impairment, duration of impairment, forecasted recovery period, industry outlook, financial condition of the issuer, issuer credit ratings and whether we intend to sell a security or it is more likely than not that we would be required to sell a security prior to the recovery of the amortized cost.

The recognition of other-than-temporary impairment losses on debt securities is dependent on the facts and circumstances related to the specific security. If we intend to sell a security or it is more likely than not that we would be required to sell a security prior to recovery of the amortized cost, the difference between amortized cost and fair value is recognized in the income statement as an other-than-temporary impairment. As it relates to debt securities, if we do not expect to recover the amortized basis, do not plan to sell the security and if it is not more likely than not that we would be required to sell a security before the recovery of its amortized cost, the other-than-temporary impairment would be recognized. We would recognize the credit loss portion through earnings in the income statement and the noncredit loss portion in accumulated other comprehensive loss. As of December 31, 2016 and 2015, the Company had no investment securities that were evaluated to be other than temporarily impaired.

Reinsurance: In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on risks by purchasing reinsurance. The amounts reported in the consolidated balance sheets as reinsurance recoverable include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance liabilities that have not yet been paid. Reinsurance recoverable on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance liabilities are reported gross of reinsurance recoverable. Management believes the recoverables are appropriately established. Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. Therefore, the Company regularly evaluates the financial condition of its reinsurers including their activities with respect to claim settlement practices and commutations, and establishes allowances for uncollectible reinsurance recoverable as appropriate. There were no allowances as of December 31, 2016 and 2015.

F7

US Alliance Corporation

Notes to Consolidated Financial Statements

 Note 1.     Description of Business and Significant Accounting Policies (Continued)

Benefit reserves: The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance and annuities. Generally, amounts are payable over an extended period of time. Liabilities for future policy benefits of traditional life insurance have been computed by a net level premium method based upon estimates at the time of issue for investment yields, mortality and withdrawals. These estimates include provisions for experience less favorable than initially expected. Mortality assumptions are based on industry experience expressed as a percentage of standard mortality tables.

Policy claims: Policy claims are based on reported claims plus estimated incurred but not reported claims developed from trends of historical data applied to current exposure. The Company’s current estimate of incurred but not reported claims is $37,391 and is included as a part of policyholder benefit reserves.

Deposit-type contracts: Deposit-type contracts consist of amounts on deposit associated with deferred annuity contracts. The deferred annuity contracts credit interest based upon a fixed interest rate set by the Company. The Company has the ability to change this rate annually subject to minimums established by law or administrative regulation.

Liabilities for these deposit-type contracts are included without reduction for potential surrender charges. This liability is equal to the accumulated account deposits, plus interest credited, and less policyholder withdrawals. The following table provides information about deposit-type contracts for the years ended December 31, 2016 and 2015.

	Year ended	Year ended
	December 31,	December 31,
	2016	2015

Balance at beginning of period	$1,573,988	$686,316
Deposits received	1,989,833	910,817
Interest credited	80,452	31,478
Withdrawals	(246,103)	(54,623)
Balance at end of period	$3,398,170	$1,573,988

Revenue recognition and related expenses: Revenues on traditional life insurance products consist of direct premiums reported as earned when due. Premium income includes reinsurance assumed and is reduced by premiums ceded.

Amounts received as payment for annuity contracts without life contingencies are recognized as deposits to policyholder account balances and included in future insurance policy benefits. Revenues from these contracts are comprised of fees earned for contract-holder services, which are recognized over the period of the contracts, and included in revenue. Deposits are shown as a financing activity in the Consolidated Statements of Cash Flows.

Liabilities for future policy benefits are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts.

F8

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.     Description of Business and Significant Accounting Policies (Continued)

Deferred acquisition costs: The Company capitalizes and amortizes over the life of the premiums produced incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred. An entity may defer incremental direct costs of contract acquisition that are incurred in transactions with independent third parties or employees as well as the portion of employee compensation and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts. Additionally, an entity may capitalize as a deferred acquisition cost only those advertising costs meeting the capitalization criteria for direct-response advertising. Acquisition costs are amortized over the premium paying period using the net level premium method. Traditional life insurance products are treated as long duration contracts, which generally remain in force for the lifetime of the insured.

The following table provides information about deferred acquisition costs for the years ended December 31, 2016 and 2015, respectively.

	Year ended	Year ended
	December 31,	December 31,
	2016	2015

Balance at beginning of period	$86,053	$52,808
Capitalization of commissions, sales and issue expenses	221,410	146,539
Amortization net of interest	(153,671)	(113,294)
Balance at end of period	$153,792	$86,053

Comprehensive loss: Comprehensive loss is comprised of net loss and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses from marketable securities classified as available for sale, net of applicable taxes.

Common stock and earnings (loss) per share: The par value for common stock is $0.10 per share with 9,000,000 shares authorized. As of December 31, 2016 and 2015 the company had 5,565,943 and 5,177,245 common shares issued and outstanding, respectively.

Earnings (loss) per share attributable to the Company’s common stockholders were computed based on the net loss and the weighted average number of shares outstanding during each year. The weighted average number of shares outstanding during the years ended December 31, 2016 and 2015 were 5,421,972 and 4,431,740 shares, respectively. Potential common shares are excluded from the computation when their effect is anti-dilutive. Basic and diluted net loss per common share is the same for the years ended December 31, 2016 and 2015 because all warrants for common shares are anti-dilutive.

As of December 31, 2015 the Company had a stock subscription receivable of $827,952. This represents the value of share purchases agreed to but which settled after December 31, 2015. There was no such balance as of December 31, 2016.

Income taxes: The Company is subject to U.S. federal and state taxes. The provision for income taxes is based on income as reported in the consolidated financial statements. The income tax provision is calculated using the asset and liability method. Deferred income taxes are recorded based on the differences between the financial statement and tax basis of assets and liabilities at the enacted rates expected to apply to taxable income in the years in which the differences are expected to reverse. A valuation allowance is established for the amount of any deferred tax asset that exceeds the amount of the estimated future taxable income needed to utilize the future tax benefits.

All of the Company’s tax returns are subject to U.S. federal, state and local income tax examinations by tax authorities. The Company had no known uncertain tax benefits included in its provision for income taxes as of December 31, 2016 and 2015. The Company’s policy is to recognize interest and penalties (if applicable) as an element of the provision for income taxes in the consolidated statements of income.

F9

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.     Description of Business and Significant Accounting Policies (Continued)

The tax years which remain subject to examination by taxing authorities are the years ended December 31, 2013 through 2016.

Risk and uncertainties: Certain risks and uncertainties are inherent in the Company’s day-to-day operations and in the process of preparing its consolidated financial statements. The more significant of those risks and uncertainties, as well as the Company’s method for mitigating the risks, are presented below and throughout the notes to the consolidated financial statements.

- Use of Estimates: The preparation of consolidated financial statements in conformity with US GAAP, generally accepted accounting principles in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

- Regulatory Factors:	The insurance laws of Kansas give the KID broad regulatory authority, including powers to (i) grant and revoke licenses to transact business; (ii) regulate and supervise trade practices and market conduct, (iii) establish guaranty associations; (iv) license agents; (v) approve policy forms; (vi) approve premium rates for some lines of business; (vii) establish reserve requirements; (viii) prescribe the form and content of required financial statements and reports; (ix) determine the reasonableness and adequacy of statutory capital and surplus; and (x) regulate the type and amount of permitted investments.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Reform Act") reshapes financial regulations in the United States by creating new regulators, regulating new markets and firms, and providing new enforcement powers to regulators. Virtually all major areas of the Reform Act continue to be subject to regulatory interpretation and implementation rules requiring rulemaking that may take several years to complete. The ultimate outcome of the regulatory rulemaking proceedings cannot be predicted with certainty. The regulations promulgated could have a material impact on consolidated financial results or financial condition.

- Reinsurance:

In order to manage the risk of financial exposure to adverse underwriting results, USALSC reinsures a portion of its risk with other insurance companies. USALSC retains $35,000 on its Pioneer Whole Life Series and $25,000 on its Solid Solutions Term Life Series* and Sound Solutions Term Life Series®. USALSC also reinsures 100% of the risk on its accidental death benefit rider. USALSC retains 25% of the risk for each covered life on its group life product to a maximum of $100,000 on any individual person. USALSC retains 25% of the risk for each covered life on its group accidental death and dismemberment product to a maximum of $25,000 on any individual person. USALSC also has catastrophic reinsurance coverage to protect against three or more group life deaths resulting from a single event. USALSC also reinsures 100% of the risk on its group disability products. USALSC reinsurers 66% of the risk on its critical illness product. Optimum Re Insurance Company (a subsidiary of Optimum Group), General Reinsurance Corporation (a subsidiary of Berkshire Hathaway), Reliance Standard Life Insurance Company (a subsidiary of Tokio Marine Holdings), and Unified Life Insurance Company provide reinsurance for USALSC. The Company evaluates the financial condition of its reinsurers to minimize its exposure to losses from reinsurer insolvencies. Management believes that any liabilities arising from this contingency would not be material to the Company’s financial position.

F10

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.     Description of Business and Significant Accounting Policies (Continued)

- Interest Rate Risk:

Interest rate fluctuations could impair an insurance company's ability to pay policyholder benefits with operating and investment cash flows, cash on hand and other cash sources. Annuity products expose the risk that changes in interest rates will reduce any spread, or the difference between the amounts that the insurance company is required to pay under the contracts and the amounts the insurance subsidiary is able to earn on its investments intended to support its obligations under the contracts. Spread is a key component of revenues.

To the extent that interest rates credited are less than those generally available in the marketplace, policyholder lapses, policy loans and surrenders, and withdrawals of life insurance policies and annuity contracts may increase as contract holders seek to purchase products with perceived higher returns. This process may result in cash outflows requiring that an insurance subsidiary sell investments as a time when the prices of those investments are adversely affected by the increase in market interest rates, which may result in realized investment losses.

Increases in market interest rates may also negatively affect profitability in periods of increasing interest rates. The ability to replace invested assets with higher yielding assets needed to fund the higher crediting rates that may be necessary to keep interest sensitive products competitive.

If interest rates were to increase by 1% across our entire portfolio, the market value of our fixed income securities would decrease by 6.6% as of December 31, 2016. USALSC therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts.

Conversely, in a period of prolonged low interest rates it is difficult to invest assets and earn the rate of return necessary to support insurance products. Some central banks currently have negative interest rates which contributes to the current low interest rate environment.

- Investment Risk:	Our invested assets are subject to customary risks of defaults and changes in market values. Factors that may affect the overall default rate on, and market value of, the invested assets include interest rate levels, financial market performance, and general economic conditions.

F11

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.     Description of Business and Significant Accounting Policies (Continued)

- Assumptions Risk:

In the life insurance business, assumptions as to expected mortality, lapse rates and other factors in developing the pricing and other terms of life insurance products are made. These assumptions are based on industry experience and are reviewed and revised regularly by an outside actuary to reflect actual experience on a current basis. However, variation of actual experience from that assumed in developing such terms may affect a product's profitability or sales volume and in turn adversely impact our revenues.

Reclassifications: Certain reclassifications of a minor nature have been made to prior-year balances to conform to current-year presentation with no net impact to net loss/income or equity.

New accounting standards:

Revenue from Contracts with Customers

In May 2014, the Financial Accounting Standards Board (“FASB”) issued updated guidance to clarify the principles for recognizing revenue. While insurance contracts are not within the scope of this updated guidance, the Company's fee income related to providing services will be subject to this updated guidance. The updated guidance requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services.

The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when, or as, the entity satisfies a performance obligation.

In July 2015, the FASB deferred the effective date of the updated guidance on revenue recognition by one year to the quarter ending March 31, 2018.  The adoption of this guidance is not expected to have a material effect on the Company’s result of operations, financial position or liquidity.

Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern

In August 2014, the FASB issued guidance to address the diversity in practice in determining when there is substantial doubt about an entity's ability to continue as a going concern and when an entity must disclose certain relevant conditions and events. The new guidance requires an entity to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued). The new guidance allows the entity to consider the mitigating effects of management's plans that will alleviate the substantial doubt and requires certain disclosures when substantial doubt is alleviated as a result of consideration of management's plans.

If conditions or events raise substantial doubt that is not alleviated, an entity should disclose that there is substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued), along with the principal conditions or events that raise substantial doubt, management's evaluation of the significance of those conditions or events in relation to the entity's ability to meet its obligations and management's plans that are intended to mitigate those conditions.

The guidance is effective for annual periods ending after December 15, 2016, and interim and annual periods thereafter. The adoption of this guidance is not expected to have a material effect on the Company's results of operations, financial position or liquidity.

F12

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.     Description of Business and Significant Accounting Policies (Continued)

Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued updated guidance regarding financial instruments. This guidance intends to enhance reporting for financial instruments and addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The significant amendments in this update generally require equity investments to be measured at fair value with changes in fair value recognized in net income, require the use of an exit price notion when measuring the fair value of financial instruments for disclosure purposes and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. This guidance also intends to enhance the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments.

This guidance is effective for fiscal years beginning after December 15, 2017. The recognition and measurement provisions of this guidance will be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption and early adoption is not permitted. The Company is evaluating this guidance but expects the primary impact will be the recognition of unrealized gains and losses on available-for-sale equity securities in net income. Currently, all unrealized gains and losses on available-for-sale equity securities are recognized in other comprehensive income (loss).

The effect of the adoption of this guidance on the Company’s results of operations, financial position and liquidity is primarily dependent on the fair value of the available-for-sale equity securities in future periods and the existence of a deferred tax asset related to available-for-sale securities in future periods that have not yet been fully assessed.

Leases

In February 2016, the FASB issued updated guidance to require lessees to recognize a right-to-use asset and a lease liability for leases with terms of more than 12 months.  The updated guidance retains the two classifications of a lease as either an operating or finance lease (previously referred to as a capital lease).  Both lease classifications require the lessee to record the right-to-use asset and the lease liability based upon the present value of cash flows.  Finance leases will reflect the financial arrangement by recognizing interest expense on the lease liability separately from the amortization expense of the right-to-use asset.  Operating leases will recognize lease expense (with no separate recognition of interest expense) on a straight-line basis over the term of the lease.   The accounting by lessors is not significantly changed by the updated guidance.  The updated guidance requires expanded qualitative and quantitative disclosures, including additional information about the amounts recorded in the financial statements.

The updated guidance is effective for reporting periods beginning after December 15, 2018, and will require that the earliest comparative period presented include the measurement and recognition of existing leases with an adjustment to equity as if the updated guidance had always been applied.  Early adoption is permitted.  The adoption of this guidance is not expected to have a material effect on the Company’s results of operations, financial position or liquidity.

Contingent Put and Call Options in Debt Instruments

In March 2016, the FASB issued updated guidance clarifying that when a call (put) option in a debt instrument can accelerate the repayment of principal on the debt instrument, a reporting entity does not need to assess whether the contingent event that triggers the ability to exercise the call (put) option is related to interest rates or credit risk in determining whether the option should be accounted for separately.  The updated guidance is effective for reporting periods beginning after December 15, 2016.

F13

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.     Description of Business and Significant Accounting Policies (Continued)

Early adoption is permitted.  The adoption of this guidance is not expected to have a material effect on the Company’s results of operations, financial position or liquidity.

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued updated guidance for the accounting for credit losses for financial instruments.  The updated guidance applies a new credit loss model (current expected credit losses or CECL) for determining credit-related impairments for financial instruments measured at amortized cost (e.g. reinsurance recoverables) and requires an entity to estimate the credit losses expected over the life of an exposure or pool of exposures. The estimate of expected credit losses should consider historical information, current information, as well as reasonable and supportable forecasts, including estimates of prepayments. The expected credit losses, and subsequent adjustments to such losses, will be recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheet at the amount expected to be collected.

The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value.  In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists.

The updated guidance is effective for reporting periods beginning after December 15, 2019.  Early adoption is permitted for reporting periods beginning after December 15, 2018.  The Company will not be able to determine the impact that the updated guidance will have on its results of operations, financial position or liquidity until the updated guidance is adopted.

Classification of Certain Cash Receipts and Cash Payment

In August 2016, the FASB issued new guidance that clarifies the classification of certain cash receipts and cash payments in the statement of cash flows under eight different scenarios including, but not limited to: (i) debt prepayment or debt extinguishment costs; (ii) proceeds from the settlement of corporate-owned life insurance policies including bank-owned life insurance policies; (iii) distributions received from equity method investees; and (iv) separately identifiable cash flows and application of the predominance principle. This guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its statement of cash flows.

All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent or material to the Company at this time.

F14

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 2.     Investments

The amortized cost and fair value of available for sale and held to maturity investments as of December 31, 2016 and 2015 is as follows:

	December 31, 2016
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Available for sale:
Fixed maturities:
US Treasury securities	$314,992	$-	$(15,830)	$299,162
Corporate bonds	3,828,418	62,712	(45,234)	3,845,896
Municipal bonds	2,841,137	46,883	(38,191)	2,849,829
Mortgage backed and asset backed securities	3,333,617	36,870	(45,300)	3,325,187
Total fixed maturities	10,318,164	146,465	(144,555)	10,320,074
Equities:
Equities	4,723,024	350,981	(131,757)	4,942,248
Other equity investments	182,929	23,046	(4,719)	201,256
Total equities	4,905,953	374,027	(136,476)	5,143,504
Total available for sale	$15,224,117	$520,492	$(281,031)	$15,463,578

	December 31, 2015
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Available for sale:
Fixed maturities:
US Treasury securities	$461,132	$-	$(34,816)	$426,316
Corporate bonds	3,039,539	15,715	(143,701)	2,911,553
Municipal bonds	1,726,098	28,634	(10,595)	1,744,137
Mortgage backed and asset backed securities	3,083,390	19,554	(53,831)	3,049,113
Total fixed maturities	8,310,159	63,903	(242,943)	8,131,119
Equities:
Equities	3,387,927	219,883	(177,756)	3,430,054
Other equity investments	137,778	36,436	-	174,214
Total equities	3,525,705	256,319	(177,756)	3,604,268
Total available for sale	$11,835,864	$320,222	$(420,699)	$11,735,387

The amortized cost and fair value of debt securities as of December 31, 2016 and 2015, by contractual maturity, are shown on the following page. Equity securities do not have stated maturity dates and therefore are not included in the following maturity summary. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

F15

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 2.     Investments (Continued)

	As of December 31, 2016		As of December 31, 2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$49,915	$49,931	$50,105	$50,127
After one year through five years	1,819,437	1,809,470	1,046,934	1,040,747
After five years through ten years	1,646,576	1,643,823	1,664,103	1,592,766
More than 10 years	3,468,619	3,491,663	2,465,627	2,398,366
Mortgage backed and asset backed securities	3,333,617	3,325,187	3,083,389	3,049,113
	$10,318,164	$10,320,074	$8,310,158	$8,131,119

Proceeds from the sale of securities, maturities, and asset paydowns in 2016 and 2015 were $1,674,014 and $1,236,063, respectively. Realized gains and losses related to the sale of securities are summarized as follows:

	Years Ended December 31,

	2016	2015
Gross gains	$122,192	$90,602
Gross losses	(21,814)	(92,126)
Net security (losses) gains	$100,378	$(1,524)

Gross unrealized losses by duration are summarized as follows:

	Less than 12 months		Greater than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
December 31, 2016
Available for sale:
Fixed maturities:
US Treasury securities	$299,162	$(15,830)	$-	$-	$299,162	$(15,830)
Corporate bonds	1,897,000	(42,994)	196,399	(2,240)	2,093,399	(45,234)
Municipal bonds	1,296,688	(38,191)	-	-	1,296,688	(38,191)
Mortgage backed and asset backed securities	1,700,173	(39,264)	134,090	(6,036)	1,834,263	(45,300)
Total fixed maturities	5,193,023	(136,279)	330,489	(8,276)	5,523,512	(144,555)
Equities:
Equities	1,007,860	(59,357)	1,063,959	(72,400)	2,071,819	(131,757)
Other equity investments	52,840	(4,719)	-	-	52,840	(4,719)
Total equities	1,060,700	(64,076)	1,063,959	(72,400)	2,124,659	(136,476)
Total available for sale	$6,253,723	$(200,355)	$1,394,448	$(80,676)	$7,648,171	$(281,031)

	Less than 12 months		Greater than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
December 31, 2015
Available for sale:
Fixed maturities:
US Treasury securities	$197,719	$(1,351)	$228,597	$(33,465)	$426,316	$(34,816)
Corporate bonds	2,141,253	(143,701)	-	-	2,141,253	(143,701)
Municipal bonds	675,885	(10,595)	-	-	675,885	(10,595)
Mortgage backed and asset backed securities	1,943,017	(39,189)	438,173	(14,642)	2,381,190	(53,831)
Total fixed maturities	4,957,874	(194,836)	666,770	(48,107)	5,624,644	(242,943)
Equities:
Equities	1,036,877	(75,352)	820,370	(102,404)	1,857,247	(177,756)
Total equities	1,036,877	(75,352)	820,370	(102,404)	1,857,247	(177,756)
Total available for sale	$5,994,751	$(270,188)	$1,487,140	$(150,511)	$7,481,891	$(420,699)

F16

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 2.     Investments (Continued)

Unrealized losses occur from market price declines that may be due to a number of factors, including economic downturns, changes in interest rates, competitive forces within an industry, issuer specific events, operational difficulties, lawsuits, and market pricing anomalies caused by factors such as temporary lack of liquidity.

The total number of securities in the investment portfolio in an unrealized loss position as of December 31, 2016 was 66, which represented an unrealized loss of $281,031 of the aggregate carrying value of those securities. The 66 securities breakdown as follows: 35 bonds, 23 mortgage and asset backed securities, 4 common stocks, 2 high yield corporate bond fund, 1 preferred stock index fund, and 1 senior loan fund. The Company determined that no securities were considered to be other-than-temporarily impaired as of December 31, 2016 and 2015. The unrealized gains on the remainder of the available for sale portfolio as of December 31, 2016 were $520,516.

Note 3.     Fair Value Measurements

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. The Company uses a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement rate.

●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3 inputs are unobservable for the asset or liability and reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Investments, available for sale: Fair values of available for sale fixed maturity securities are provided by a third party pricing service.  The pricing service uses a variety of sources to determine fair value of securities.  The Company’s fixed maturity securities are highly liquid, which allows for a high percentage of the portfolio to be priced through pricing sources.  Fair values for equity securities are also provided by a third party pricing service and are derived from active trading on national market exchanges.

F17

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 3.     Fair Value Measurements (Continued)

The table below presents the amounts of assets measured at fair value on a recurring basis as of December 31, 2016 and 2015:

	December 31, 2016
	Total	Level 1	Level 2	Level 3
Available for sale:
Fixed maturities:
US Treasury securities	$299,162	$299,162	$-	$-
Corporate bonds	3,845,896	-	3,845,896	-
Municipal bonds	2,849,829	-	2,849,829	-
Mortgage backed and asset backed securities	3,325,187	-	3,325,187	-
Total fixed maturities	10,320,074	299,162	10,020,912	-
Equities:
Equities	4,942,248	4,942,248	-	-
Other equity investments	201,256	201,256	-	-
Total equities	5,143,504	5,143,504	-	-
Total	$15,463,578	$5,442,666	$10,020,912	$-

	Decemeber 31, 2015
	Total	Level 1	Level 2	Level 3
Available for sale:
Fixed maturities:
US Treasury securities	$426,316	$426,316	$-	$-
Corporate bonds	2,911,553	-	2,911,553	-
Municipal bonds	1,744,137	-	1,744,137	-
Mortgage backed and asset backed securities	3,049,113	-	3,049,113	-
Total fixed maturities	8,131,119	426,316	7,704,803	-
Equities:
Equities	3,430,054	3,430,054	-	-
Other equity investments	174,214	174,214	-	-
Total equities	3,604,268	3,604,268	-	-
Total	$11,735,387	$4,030,584	$7,704,803	$-

The Company discloses the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The estimated fair value approximates carrying value for accrued interest. The methodologies for other financial assets and financial liabilities are discussed below:

Cash and cash equivalents: The carrying amounts approximate fair value because of the short maturity of these instruments.

Policyholder deposits in deposit-type contracts: The fair value for policyholder deposits deposit-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach.  Cash flows are projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and the nonperformance risk of the liabilities.

F18

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 3.     Fair Value Measurements (Continued)

The estimated fair values of the Company’s financial assets and liabilities at December 31 are as follows:

	December 31, 2016		December 31, 2015

	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	$3,145,745	$3,145,745	$2,466,526	$2,466,526
Investments, at fair value	15,463,578	15,463,578	11,735,387	11,735,387
Total Financial Assets	$18,609,323	$18,609,323	$14,201,913	$14,201,913

Financial Liabilities:
Policyholder deposits in deposit-type contracts	$3,398,170	$3,260,086	$1,573,988	$1,406,724
Total Financial Liabilities	$3,398,170	$3,260,086	$1,573,988	$1,406,724

Note 4.     Income Tax Provision

No income tax expense or (benefit) has been reflected for the years ended December 31, 2016 and 2015 due to the lack of taxable net income generated by the Company and the 100% valuation allowance pertaining to the deferred tax asset. The difference between the reported amount of income tax expense and the amount expected based upon statutory rates is primarily due to the increase in the valuation allowance on deferred taxes.

The net operating loss carryforwards for the Company are $5,050,176 and $3,940,774 as of December 31, 2016 and 2015, respectively. The components of the deferred tax assets and liabilities due to book and tax differences are the following: fixed asset depreciation, net operating loss carryforward, net unrealized losses on investment securities, policy owner benefit reserves and deferred acquisition costs. The net deferred tax asset is offset 100 percent by the valuation allowance.

Note 5.     Reinsurance

A summary of significant reinsurance amounts affecting the accompanying consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 is listed in the following table.

	December 31, 2016	December 31, 2015
Balance Sheet
Benefits and claim reserves ceded	$28,830	$19,622
Amounts due from ceding company	2,560	1,822

	Years Ended
Statements of Comprehensive Loss	December 31, 2016	December 31, 2015

Ceded premium	$144,023	$53,768
Assumed premium	3,500,758	2,453,957
Allowances on ceded premium	10,644	10,851
Allowances paid on assumed premium	384,558	326,774
Assumed benefits	3,056,547	2,101,752

The company currently reinsurers business in excess of its retention with General Re Life Corporation, Reliance Standard Life Insurance Company, Unified Life Insurance Company and Optimum Re Insurance Company. The Company also currently assumes business under agreements with Unified Life Insurance Company and Dakota Capital Life Insurance Company.

F19

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 6.     Lease Commitments

Total rent expense was $27,000 and $27,000 for the years ended December 31, 2016 and 2015, respectively. The Company amended its lease on August 26, 2014 which extended its termination date until December 31, 2017 with an optional additional year. The future rent payments required under the lease are $27,000 in 2017 and the option year 2018.

Note 7.     Warrants

The Company conducted its public stock offering through the sale of units. Each unit was sold for $1,000 and consisted of 200 shares of common stock and a warrant to purchase an additional 200 shares of common stock at $6.00 per share. The warrants were scheduled to expire, if not exercised, February 24, 2016. As of December 31, 2014 warrant-holders had the right to purchase 2,532,400 shares of common stock. On February 24, 2015 The Company registered a warrant exercise offering with the Kansas Securities Commissioner. During 2015, warrant-holders exercised warrants for the purchase of 944,845 shares of common stock. As of December 31, 2015 warrant-holders had the right to purchase 1,587,555 shares of common stock. On February 24, 2016 warrants holders were granted an extension to April 1, 2016 to exercise their warrants. As of December 31, 2016 there are no outstanding warrants.

Management engaged the services of an experienced valuation firm to value the warrants as of February 24, 2013. The valuation performed valued the warrants to be worth $0.01 per share of common stock and management has allocated this amount from additional paid-in capital to the outstanding warrants. As the warrants have been exercised, the value allocated to the warrants exercised has been restored to additional paid-in capital. As of December 31, 2016, there is no remaining value assigned to the expired warrants.

Note 8.     Restricted Funds

As required by Kansas law, US Alliance Life and Security Company maintains a trust account at Capital City Bank which is jointly owned by the Kansas Insurance Department. The life insurance company is required by the State of Kansas to hold $400,000 of asset book value in this account. The Company placed additional assets into this trust account in 2015 to meet the minimum deposit requirement for the State of Missouri. These assets were held in bonds and other invested assets with a statement value of $625,000 and $625,000 as of December 31, 2016 and 2015, respectively. Additionally, the Company has a special deposit with the State of Missouri with asset book value of $300,000.

F20

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 9.     Statutory Net Income and Surplus

US Alliance Life and Security Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Kansas Insurance Department. Statutory practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis. The following table summarizes the statutory net loss and statutory capital and surplus of US Alliance Life and Security Company as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015.

Statutory Capital and Surplus as of
December 31	December 31
2016	2015

$2,812,254	$2,935,205

Statutory Net Loss for the years ended December 31,
2016	2015

$(868,744)	$(863,069)

The payment of dividends to US Alliance Corporation by US Alliance Life and Security Company is subject to limitations imposed by applicable insurance laws. For example, “extraordinary” dividends may not be paid without permission of the Kansas Insurance Department. An “extraordinary” dividend is defined, in general, as any dividend or distribution of cash or other property whose fair market value, compared with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of (i) 10% of the policyholders’ surplus (total statutory capital stock and surplus) as of December 31 of the preceding year or (ii) the statutory net gain from operations excluding realized gains on investments) of the insurer for the 12 month period ending December 31 of the preceding year.

Note 10.      Subsequent Events

All of the effects of subsequent events that provide additional evidence about conditions that existed at the balance sheet date, including the estimates inherent in the process of preparing the consolidated financial statements, are recognized in the consolidated financial statements. The Company does not recognize subsequent events that provide evidence about conditions that did not exist at the balance sheet date but arose after, but before the consolidated financial statements are issued. In some cases, unrecognized subsequent events are disclosed to keep the consolidated financial statements from being misleading.

The Company has evaluated subsequent events through February 17, 2017, the date on which the consolidated financial statements were issued.